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                       [LETTERHEAD OF ICI APPEARS HERE]


Steve Norwood
5939 Cabell View Court
Charlotte, NC 28277

Dear Mr. Norwood,

It is with great pleasure that I extend to you an offer to join International CompuTex, Inc. as Vice President of Sales, Atlanta, GA. Your anticipated start date will be December 1, 1997.

You will initially report to Emil Dahan, CEO, ICI. Your responsibilities will be those as described to you during your discussions with Emil Dahan and as outlined in the enclosed sales objectives. Your sales focus will be the licensing and selling of ItemQuest software and associated services for implementation, customization, and maintenance as well as establishing the strategic partnerships and relationships to further the sales and distribution of our ItemQuest software and services.

We are prepared to offer you a package that we believe is extremely competitive as well as one that will reward performance with tremendous upside potential. Your compensation the first year (December 1997 through December 1998) will be a base of $125,000 per year paid on a semi-monthly basis. In addition, you will receive a one time signing bonus of $75,000, which will be prorated and paid over a 12 month period ($6,250 per month, paid on a semi-monthly basis). See the attached sheet for details of the sales plan.

In addition, to the above compensation, it has been recommended to the Board of Directors that you be granted 50,000 stock options at the current stock price as soon as possible after your first day of employment. These options will vest at 25% a year over the next 4 years. Upon reaching your sales quota for 1998, you will be eligible for an additional 25,000 stock options at the current stock price on the day of grant. In the event of a change of control, these options will be immediately granted and exercisable per Section 11(a) in the Stock Option Agreement. These options also will vest 25% a year over the next 4 years after the date of the grant.

Your future compensation in 1999, will consist of a base salary and commissions based upon the ItemQuest sales and services as defined in the attached sales objectives.

To help you with your move to the Atlanta area, ICI is willing to reimburse you for up to $32,000.00 in reasonable expenses involved in the moving, buying and selling of new home and temporary living expenses related to your relocation. You will be required to supply receipts for expenses incurred to receive reimbursement. You will be receiving reimbursement for moving expenses upon the movement of your family to the Atlanta area.

To assure our mutual success, ICI will make significant investments in your relocation and training. In order to guarantee that ICI does not bear all of the risk of this investment, you agree
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to reimburse the company in the amount equal to the sum of your signing bonus
($75,000), relocation expenses, and out of pocket training costs actually incurred by ICI, should you voluntarily terminate your employment with ICI or should ICI terminate your employment with cause, within eighteen (18) months from your date of hire. The amount you must reimburse the company if you leave prior to 18 months will be reduced by the amount of commissions you have earned for the ItemQuest revenue you have produced. The formula will be amount of ItemQuest revenue over the time of your employment x 2.5%. For example if you are responsible for $4 million in ItemQuest revenues your first year and then leave ICI you would be required to reimburse ICI ($75,000 + 32,000 - ($4 million x 2.5%) = $7,000.

ICI is committed to being proactive in the professional development of its employees. As part of this commitment, you may expect your first annual review no later than one year after your start date with ICI.

As a full time salaried employee, you will be eligible to participate in the excellent benefit programs at ICI. Details of the benefit programs and company policies and procedures will be provided upon your start date. Below are some of the benefits included:

 . Medical Insurance. Our plan is administered by Mutual of Omaha. You will have an extensive list of doctors to choose from for your medical care. You and your family will be eligible for coverage at the beginning of the month, thirty (30) days after your date of hire. If you start on December 1, 1997, then you will be eligible for medical/dental and life insurance coverage on January 1, 1997. See attached sheet for detailed costs.

 . Dental Insurance. Our plan is administered by Mutual of Omaha. You can use any dentist of your choice. You and your family will be eligible for coverage at the beginning of the month, thirty (30) days after your date of hire.
   If you join ICI on December 1, 1997, then you are eligible for medical coverage as of January 1, 1997.

 . Life Insurance. ICI provides you paid life insurance ($15,000) thirty days after your date of hire. You can purchase additional supplemental life insurance at reduced rates if you desire. You and your family will be eligible for coverage at the beginning of the month, thirty (30) days after your date of hire. If you join ICI on December 1, 1997, then you are eligible for medical coverage as of January 1, 1997.

 . 401(k) Retirement Savings Plan. ICI will match 50% of the first 5% you contribute. You will be eligible to start the 401(k) on April 1, 1998.

 . Employee Stock Option Plan. ICI encourages employees to participate in the ownership of the company. Details of this plan will be provided at a later date.

 . Vacation. You accrue ten (10) days your first year. You earn one additional day for each subsequent year up to a total of 20 days per year.

 .  Sick Days.  You earn six (6) days per year.

 . Holidays. We observe 10 paid holidays per year. Eight (8) of these are set, you can choose when you want to take the other two (2).

As an employee of ICI, you will be expected to sign certain agreements on your date of hire pertaining to the solicitation of customers, recruitment of employees, assignment of intellectual property rights and disclosure of confidential information, all of which can be furnished upon your request. Any questions regarding ICI's agreements, policies, benefits administration or eligibility should be directed to myself or Eve Zapler, ICI's Office Manager. Please let Ms Zapler or me know if you would like to review copies of these before your start date.


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It is extremely important to ICI that you neither use nor disclose any confidential or proprietary information from any previous employer as you perform your duties and responsibilities at ICI. ICI specifically instructs you not to bring to ICI or make any use of any such information, or to breach any of your other obligations to former employers.

Our offer to hire you will remain valid until November 25, 1997. Your employment and compensation with ICI are "at will" and are contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

Steve, if you agree with, and accept the terms of this offer of employment, please sign below and return this letter to our office. An additional copy of this letter is being furnished to you to retain for your records. I and the other officers of ICI look forward to working with you to build a world class sales team. Your expertise, enthusiasm, and past record will provide a strong foundation for our company. I am confident that your acceptance of this offer will begin a very bright future for both you and ICI.

Please don't hesitate to call if I can answer any questions you may have.


Sincerely,                             Accepted by:

/s/ John L. Butler

Human Resources Manager                [SIGNATURE APPEARS HERE]  DATE 11/26/97
(770) 240-2305                         -------------------------     ----------
jbutler@computex.com

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Subject: December 1, 1997-December 31, 1998 Sales Objective for Steve Norwood

Responsibilities
----------------
Develop and implement a sales strategy to sell ICI's ItemQuest software and services. Elements of this strategy are to include direct and non-direct sales channels and partnerships. Success will be measured by services and software revenue, expense management, and customer satisfaction and the hiring and training of a sales and marketing team to sell and implement IQ. You will assist in the development of a marketing strategy to support sales of IQ software and services.

Sales
-----
Develop and document a sales plan to achieve the following January 1, 1998 through December 31, 1998 revenue objectives. These revenue objectives are based on having six (6) sales personnel. If the number of sales personnel increases over the next twelve months then the sales objectives and your compensation plan will be modified to account for the additional personnel. For example if the number of sales personnel increase to seven (7) then the sales goal increases to $8 million for 1998 in order to achieve the $50,000 bonus.

 .  IQ Sales and IQ implementation services quota for 1998 is $7,000,000. For
   1998, your bonus for achieving IQ revenue equaling $7 million will be $50,000. For any IQ revenue exceeding $7 million you will receive 2.5% (2.5% times the amount of revenue in excess of $7 million, for example $7.6 million in IQ related revenues for 1998 would be calculated as 2.5% times $600,000 which equals $15,000 in bonuses). Total bonus for $7.6 million in sales would be ($65,000, ($50,000 for reaching $7 million plus $15,000 for reaching $7.6 million)). This bonus plan will be in effect for 1998 only. A separate compensation plan for 1999, will be developed in the fall of 1998.

Partnerships
------------
Develop a list of strategic and tactical partnerships needed in order to sell and market ItemQuest. These partnerships should include but are not limited to the following:

      .  ERP vendors such as SAP and BAAN, etc.
      . PDM vendors such as Metaphase, MatrixOne, Sherpa, etc. . CAD/CAM vendors such as Catia, PTC, Computervision etc. . Content suppliers such as IHS, Harbinger, Aquion, etc. . Database companies such as Oracle, Informix, IBM, etc. . Consulting firms such as Arthur Anderson, E&Y, etc.
      .  Research firms such as Gartner Group, CIMdata, etc.

Marketing
---------
In conjunction with our PR firms and senior management develop a marketing strategy and plan to develop name recognition for ICI and ItemQuest. Finalize marketing material and brochures. Develop a list of trade shows/conventions ICI must attend.

Expenses
--------
Develop and document a 1998 expense plan proposal, including resource requirements, to support the sales and marketing plan.

The above plans must be developed in collaboration with ICI management team. A draft of your plans is due six weeks after joining ICI.

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                                   Duties of

                            Vice President of Sales

Duties: The Vice President of Sales will be responsible for the sales of the IQ software and services of International CompuTex, Inc. as defined below:

                . Within 90 days of hiring you will be expected to have hired additional sales personnel in order to have a staff of six (6) direct sales personnel.
                . For 1998, achieve $7 million in ItemQuest Sales and services. . By February 98, in conjunction with HR develop compensation plans for sales, pre-sales, and sales administration.
                . By June 1998, identify and have in place the necessary
                  partnerships and relationships with PDM, ERP, CAD/CAM vendors, VARs, resellers, consultants, etc. to market and sell IQ software and services.
                . Within 60 days of joining ICI, develop and implement a sales model for ItemQuest sales and services.
                . Set the proper level of expectation with prospects and
                  customers relating to Return on Investment in ICI products and services, Product functionality, ICI Customer service, and Customer implementation responsibilities.

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